Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2024 relating to the financial statements of Vaxcyte, Inc. and the effectiveness of Vaxcyte, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vaxcyte, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
San Francisco, California
February 27, 2024